Exhibit 10.30

Summary of Compensation Arrangements for Certain Named Executive Officers

Set forth below is a summary of the compensation paid by SunEdison Semiconductor Limited (the “Company”) to the executive officers who are named in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”). Neither of the below executive officers has an employment agreement with the Company. Each of these executive officers is an employee at will whose compensation and employment status may be changed at any time in the discretion of the Company's Board of Directors.
Base Salaries. These executive officers currently receive base salaries in the amounts indicated below:

Name and Position	2015 Base Salary Amount
Jeffrey Hall, Executive Vice President & Chief Financial Officer	$400,000
John Kauffmann, Senior Vice President Global Sales	$310,000
The Compensation Committee reviews these base salaries annually and adjusts them as they deem appropriate. The Committee reviews and discusses the performance of each executive officer with the Chief Executive Officer.
Incentive Awards. These executive officers are also eligible to participate in the Company's incentive compensation plans as provided in the terms of such plans, including the Company's short term incentive awards plan (which provides for cash incentive awards) and the Company's long-term incentive awards plan (e.g., the Company's 2014 Equity Incentive Plan). Such plans, and any forms of awards thereunder providing for material terms, are included as exhibits to the Form 10-K as appropriate.